CEO AND CHAIRMAN RETIREMENT AND RELEASE AGREEMENT

This CEO and Chairman Retirement and Release Agreement (“Agreement”) is effective as of December 31, 2017 (“Effective Date”), between Gentex Corporation (“Gentex” or “Company”) having a place of business at 600 N. Centennial St. Zeeland, Michigan, and Fred T. Bauer, having employee number 300000010, (“Employee”) (collectively referred to as “Parties”).

1.
Background and Purpose. Gentex is a Michigan Corporation. Employee has been employed by Gentex and has served as a director. As of the Effective Date, the Employee wishes to retire as Chief Executive Officer and Chairman of the Board of Directors and to resign from the Board, but remain an employee as set forth herein until the expiration of the Employment Agreement (defined below). The Parties also desire to resolve any outstanding issues between them. This Agreement accomplishes a written statement of current benefits, and additional benefits granted to Employee to which Employee would not otherwise be entitled. The additional benefits are granted in consideration for the covenants, commitments, and releases in this Agreement and the resolution of all outstanding issues between the Parties. The Parties hereby acknowledge the receipt and sufficiency of the consideration.

2.
Retirement Date. Employee hereby resigns as Chief Executive Officer, Chairman of the Board, and as a director of the Company, as of the Effective Date. As of the Effective Date, Employee no longer has the title or responsibilities of Chief Executive Officer and is no longer an officer for purposes of Section 16 of the Securities Exchange Act of 1934. The Company will publish a press release and issue a Form 8-K (in forms attached hereto in Appendix A) announcing Employee’s retirement and resignation within four (4) business days after the Effective Date. Employee agrees to submit a letter to the Lead Independent Director of the Board resigning as Chief Executive Officer, as Chairman of the Board of Directors, as a director, and from other officer and director positions held in any subsidiaries of the Company effective as of the Effective Date (in the form attached hereto in Appendix B).

3.	Additional Benefits. As consideration for the commitments and releases in this Agreement, Gentex will provide Employee with the following benefits to which he is not otherwise entitled.

a.
Employment Agreement. Employee and Gentex are contemporaneously entering into an employment agreement (in the form attached hereto in Appendix C), wherein employee will remain an employee of Gentex (“Employment Agreement”).

b.
Stock Redemption. Gentex will repurchase five million four hundred ninety-nine thousand seven hundred twenty eight (5,499,728) shares of the Company’s common stock owned by Employee, plus any shares of the Company's common stock acquired by Employee by virtue of the exercise of vested stock options by paying cash (and holding the same) on or before January 9, 2018, pursuant to the Stock Redemption Agreement (in the form attached hereto in Appendix D) (the “Redemption Agreement”).

c.
Vacation. Vacation days earned by Employee prior to the Effective Date, but not taken, will be paid through normal payroll procedures in a lump sum, less required tax withholdings and deductions, no later than January 19, 2018.

d.
Health Benefits. Employee’s coverage under Gentex’s group health insurance plans shall cease effective as of the Effective Date, at which time Employee shall be eligible to continue such coverage as permitted under COBRA and additional coverage provided for in the Employment Agreement.

e.	Building Purchase. Within one hundred twenty (120) calendar days after the Effective Date, Gentex agrees to purchase the property located at 10985 Chicago Dr. Zeeland, MI

49464 from Employee (or any entity Employee controls, as applicable) for $950,000.00, subject to usual terms and conditions for an acquisition of real property of this type.

f.
Retirement Payment. The Company will pay Employee a gross amount of two million one hundred thousand dollars ($2,100,000), less required payroll tax withholdings, in immediately available funds, no later than January 19, 2018.

g.	Subsidiaries. Employee hereby resigns any and all officer and director positions held in any Gentex subsidiaries.

4.
Other Benefits. Except for the payments and other benefits explicitly set forth in this Agreement, the Employment Agreement, the Redemption Agreement, and Employee’s stock option award agreements, all other benefits, shall cease as of the Effective Date.

5.
Release and Waiver. In consideration of the additional benefit payments and other benefits set forth in this Agreement, Employee releases, waives and forever discharges Gentex, its affiliates and successors, past, present and future, and their owners, officers, directors, agents and employees, both present and former, from all claims, demands, obligations, damages and liabilities of every kind and nature and from all actions and causes of action which Employee may now have or may have or maintain hereafter, whether in law or in equity, known or unknown, arising in any way on or before the date Employee signs this Agreement, including all claims arising out of Employee’s employment with Gentex.

a.
Included Statutes. This Release and Waiver includes, but is not limited to, any and all claims, including claims for attorney fees, arising under the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, and all other relevant local, state and Federal statutes and regulations.

b.
Included Claims. Except those benefits expressly set forth in this Agreement, the Employment Agreement, the Redemption Agreement, and Employee’s stock option award agreements, and subject to Section 5.c. below, this Release and Waiver also includes, but is not limited to, all claims for past or future wages, severance pay, bonuses, commissions, vacation pay, sick pay, medical benefits, life or disability insurance, equity options or grants, and other benefits and all claims for violation of any express or implied agreement, written or verbal, that occurred before the execution of this Agreement, or for any violation of any common law duty or statute, including all claims for attorney fees. Employee releases and waives all rights to recover, directly or indirectly, all or part of any penalty imposed on Gentex as a result of any action brought by or on behalf of any federal, state, or local government or by Employee or on behalf of Employee against Gentex.

c.
Excluded Claims. Notwithstanding anything to the contrary herein, Employee is not waiving and releasing: Employee’s claims for the payments and other benefits called for under (or to otherwise enforce) this Agreement, the Employment Agreement, the Redemption Agreement or Employee’s stock option award agreements; Employee’s right to any vested qualified retirement plan account attributable to Employee’s service or any other vested benefits; any claim, if any, to indemnification under any applicable law, any Company bylaws, or any director and officer insurance arrangements; or Employee’s right to continue COBRA continuation coverage. This Agreement does not prohibit Employee from filing a charge or participating in an investigation by the United States Equal Employment Opportunity Commission, but by executing this Agreement, Employee waives and releases any right Employee might otherwise have to any recovery of damages, attorney fees or any other monetary or equitable relief or benefit that might result from such charge or investigation.

6.
Full Review and Knowing and Voluntary Agreement. Employee agrees that he has been given the opportunity to fully review this Agreement, has thoroughly reviewed it, fully understands its terms and knowingly and voluntarily agrees to all of its provisions including, but not limited to, the release and other provisions listed above. Employee acknowledges that Gentex has provided Employee up to twenty-one (21) days to deliberate whether to sign this Agreement and that such period is a reasonable time for deliberation. Employee acknowledges that Gentex advised Employee to consult with an attorney regarding this Agreement, and that he has either consulted with an attorney regarding this Agreement or has intentionally chosen not to exercise his right to consult with an attorney regarding this Agreement. Employee further acknowledges that if this Agreement is executed prior to the expiration of the twenty-one (21) day deliberation period, such execution was knowing and voluntary and without coercion or duress by Gentex.

7.
Revocation. Employee shall have the right to revoke this Agreement for a period of seven (7) days following the date of execution. Notice of revocation shall be in a signed writing and delivered to Gentex’s Legal Department before expiration of the revocation period. This Agreement shall not become effective or enforceable until this revocation period has expired.

8.
Non-disparagement. In consideration for and as a material condition of the promises and payments under this Agreement, Employee agrees not to make or publish in verbal, written or any other form, any disparaging remarks or negative comments to any third party (which shall not include Employee’s immediately family members or children) nor shall Employee knowingly encourage or assist any third party to make such disparaging remarks or negative comments regarding, concerning or alluding to in any manner, Gentex, its affiliates and/or subsidiaries, past, present and future and/or their past, present and future officers, directors, agents and/or employees. In consideration for and as a material condition of the promises under this Agreement, the Company agrees that no member of its Board of Directors nor any of its executive officers (in each case while serving in such roles) will make or publish in verbal, written or any other form, any disparaging remarks or negative comments to any third party, nor shall any such individual knowingly encourage or assist any third party to make such disparaging remarks or negative comments, regarding, concerning or alluding to in any manner to Employee.

9.
Non-admission of Liability. By execution of this Agreement, Gentex specifically denies any wrongdoing as to Employee, and specifically disclaims any violation of any law, contract, public policy, or the commission of any tort.

10.
Return of Gentex Property. On or before the expiration of the Employment Agreement, Employee will immediately return to Gentex (or otherwise will destroy) all materials including, without limitation, reports, files, memoranda, records, credit cards, keys, access cards, computers, mobile or smart phones, electronic storage devices, instruction manuals and other physical or personal property which Employee received, prepared or helped to prepare, in connection with Employee’s employment with Gentex, its predecessors, subsidiaries, or affiliates that Employee locates after a reasonably diligent search; and Employee will not intentionally retain any copies, duplications, reproductions, or excerpts thereof. Employee further understands that following the expiration of the Employment Agreement, all visits to Gentex will be subject to the Gentex Visitor Policy.

11.
Confidentiality. Employee agrees to abide by the confidentiality and non-compete provisions as set forth in Sections 1, 2 and 3 of the Employment Agreement signed on October 18, 1985 and amended by the Special Amendment to the Employment Agreement having an effective date of July 31, 1989 (such agreement as amended referred to as the “1985 Employment Agreement”) to the extent enforceable under applicable law and subject to the provisions of this Agreement. Nothing in this Agreement is to be considered a modification to or the superseding of the 1985 Employment Agreement, except as set forth in Sections 10, 11 and 16 of this Agreement. During the Term, Employee also agrees, except pursuant to permission from the Company, not to solicit or attempt to solicit, directly or indirectly, (a) any then-current employee or person providing services to the Company to no longer serve as an employee or provide services to the Company; or (b) any work or business whatsoever from any then-current customer or potential customer of the Company for purposes of engaging in business activities competitive with the products of the Company. Gentex acknowledges that, to the extent not inconsistent with Employees obligations under the Employment Agreement, (x) at any time, Employee may engage in, assist with and invest in other business activities and opportunities that do not utilize any Gentex confidential or trade secret information and that are not competitive with the products of Gentex; and (y) Gentex will have no enforcement or other rights with respect thereto nor any right to prevent such activities, opportunities, or investments; and (z) Employee will not be prevented from utilizing his general knowledge or skills in the industry.

12.
No Re-employment. Employee waives any right or claim of re‑employment with Gentex and its affiliates after the expiration of the Employment Agreement and agrees to make no claim or application for such employment in the future. If Employee does seek such employment, neither Gentex, nor any corporation or organization affiliated with or successor to Gentex is in any way obligated to consider Employee for employment.

13.
Binding Effect. This Agreement and its releases apply not only to Gentex, but to all divisions, affiliated entities, and purchasers of substantially all of the stock or assets of Gentex, and to the predecessors, assigns, agents, officers, directors, shareholders, employees and other representatives of each.

14.	Severability. The invalidity of any paragraph or subparagraph of this Agreement shall not affect the validity of any other paragraph or subparagraph of this Agreement.

15.
Representations and Warrants. Employee hereby represents and warrants that to the best of his knowledge that he has performed his duties as Chief Executive Officer and Chairman of the Board in accordance with Gentex’s Code of Business Conduct and Ethics, Gentex’s Code of Ethics for Certain Senior Officers, and applicable laws and regulations, and that he has no knowledge of any regulatory violations, or other potentially illegal activity or other wrongdoing by any employee of the Company.  Employee further certifies that no filing of Form 5 (Annual Statement of Changes in Beneficial Ownership of Securities) is required by Employee as of the Effective Date.  Employee is responsible for filing any required Forms 4 and 144.

16.
Applicable Law. This Agreement shall be construed under the laws of the State of Michigan without regard to its conflicts of law provisions. The Parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in the Ottawa County Circuit Court or the U.S. federal district court for such geographic area. The Parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Employee or the Company may be located at the time any action may be commenced. The Parties agree that the locations specified above are mutually convenient forums and that each of the Parties conducts business in Ottawa County.

17.
Entire Agreement. Except for the Employment Agreement effective as of January 1, 2018 (the “Employment Agreement”) and the Redemption Agreement (collectively, the “Additional Agreements”) and Employee’s stock option award agreements: (a) this Agreement contains the entire understanding of the Parties and supersedes all previous verbal and written agreements; and (b) there are no other agreements, representations or warranties not referenced or set forth in this Agreement. This Agreement shall only be altered, modified, or amended in writing signed by the Parties. In the event of a conflict between this Agreement and the Redemption Agreement, the terms of this Agreement shall govern. The Parties agree that the execution of the Additional Agreements are among the conditions precedent to the Parties’ agreeing to enter into this Agreement.

18.
Section 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Employee to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly where possible.

19.
General Provisions. This Agreement may be executed in counterparts, together such counterparts comprise one and the same binding Agreement. Executed signatures may be exchanged electronically between the Parties, and such counterpart shall be effective and have the same effect as the original. The headings in this Agreement are for convenience of the Parties only, and shall not be considered when interpreting or applying the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

FRED T. BAUER                    GENTEX CORPORATION

Signature: /s/ Fred T. Bauer                Signature: /s/ James Wallace

Print: Fred T. Bauer                     Print: James Wallace, Chairman